UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF THE

SECURITIES EXCHANGE ACT OF 1934

Sohu.com Limited

(Exact name of registrant as specified in its charter)

Cayman Islands	98-0408469
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Level 18, Sohu.com Media Plaza

Block 3, No. 2 Kexueyuan South Road, Haidian District

Beijing 100190, People’s Republic of China

(Address of principal executive offices)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Preferred Share Purchase Rights	The NASDAQ Stock Market LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box.  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box.  ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box.  ☐

Securities Act registration statement file number to which this form relates: _________ (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

None

ITEM 1.	DESCRIPTION OF REGISTRANT’S SECURITIES TO BE REGISTERED.

On January 11, 2019, the Board of Directors (the “Board”) of the registrant authorized and declared the grant of one right (a “Right”) for each ordinary share, par value of $0.001 per share, of the registrant (each, an “Ordinary Share”) outstanding as of the close of business on January 14, 2019 (the “Record Date”) to holders of Ordinary Shares as entered in the register of members of the registrant on the Record Date (the “Registered Holders”).

Each Right entitles the Registered Holders to purchase from the registrant one-thousandth of one Series A Junior Participating Cumulative Preferred Share, par value of $0.001 per share, of the registrant (each, a “Preferred Share”) at a purchase price of $200 per one-thousandth of one Preferred Share, subject to adjustment. The Rights are being issued pursuant to a Shareholders’ Rights Agreement, dated as of January 14, 2019 (the “Rights Agreement”), between the registrant and The Bank of New York Mellon, as Rights Agent.

The Rights Agreement (which includes the Form of the Certificate of Designation of Series A Junior Participating Cumulative Preferred Shares as Exhibit A, the form of Right Certificate as Exhibit B, and the Summary of Rights as Exhibit C) is attached hereto as an exhibit and is hereby incorporated herein by reference. The description of the Rights and the Rights Agreement is incorporated herein by reference to the registrant’s Report of Foreign Private Issuer on Form 6-K (“Form 6-K”), furnished to the Securities and Exchange Commission (the “SEC”) on January 14, 2019 (the “January 2019 Form 6-K”), and is qualified in its entirety by reference to the Rights Agreement and the exhibits thereto.

ITEM 2.	EXHIBITS.

Exhibit No.	Description of Exhibit

3.1	Certificate of Designation of Series A Junior Participating Cumulative Preferred Shares (incorporated by reference to Exhibit 3.1 to the January 2019 Form 6-K)

4.1	Shareholders’ Rights Agreement, dated as of January 14, 2019, between the registrant and The Bank of New York Mellon, which includes the Form of the Certificate of Designation of Series A Junior Participating Cumulative Preferred Shares as Exhibit A, the form of Right Certificate as Exhibit B, and the Summary of Rights as Exhibit C (incorporated by reference to Exhibit 4.1 to the January 2019 Form 6-K).

.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized.

SOHU.COM LIMITED.

By:	/s/ Charles Zhang

Name:	Charles Zhang
Title:	Chief Executive Officer

January 14, 2019

EXHIBIT INDEX

Exhibit No.	Description

3.1	Certificate of Designation of Series A Junior Participating Cumulative Preferred Shares (incorporated by reference to Exhibit 3.1 to the January 2019 Form 6-K)

4.1	Shareholders’ Rights Agreement, dated as of January 14, 2019, between the registrant and The Bank of New York Mellon, which includes the Form of the Certificate of Designation of Series A Junior Participating Cumulative Preferred Shares as Exhibit A, the form of Right Certificate as Exhibit B, and the Summary of Rights as Exhibit C (incorporated by reference to Exhibit 4.1 to the January 2019 Form 6-K).

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